Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-98571



PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS, DATED JANUARY 9, 2003)

                          BERKSHIRE INCOME REALTY, INC.

          EXCHANGE OFFERS FOR A TOTAL OF UP TO 3,010,941 SHARES OF ITS
                9% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

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                  This prospectus supplement no. 2 amends the terms of the
exchange offers contained in the prospectus, dated January 9, 2003, as supplemented by prospectus supplement no. 1, dated February 27, 2003. Except as described below, the terms and conditions of the exchange offers set forth in the prospectus (as previously supplemented) remain in effect. Capitalized terms used in this prospectus supplement no. 2 have the meanings given them in the prospectus.

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                       QUESTIONS AND ANSWERS ABOUT CHANGES
                            BEING MADE TO THE OFFERS

WHAT CHANGES ARE BEING MADE TO THE OFFERS?

                  We are changing the number of Interests in each mortgage fund that we are seeking in our offers. Specifically, we are increasing the number of Interests we are seeking in Krupp Government Income Trust (GIT), Krupp Government Income Trust II (GIT II) and Krupp Insured Plus Limited Partnership
(KIP), and decreasing the number of Interests we are seeking in Krupp Insured Mortgage Limited Partnership (KIM), Krupp Insured Plus II Limited Partnership (KIP II) and Krupp Insured Plus III Limited Partnership (KIP III).

WHY ARE YOU MAKING THESE CHANGES?

                  We were previously offering to exchange Preferred Shares for up to approximately 30% of the outstanding Interests in each of the mortgage funds. So far, we have received or expect to receive more than 30% of the Interests in some of the mortgage funds but less than 30% of the Interests in the other mortgage funds. Because we want to be able to accept all of the Interests that have been tendered, we are changing the number of Interests of each mortgage fund that we are seeking to exchange for our Preferred Shares.

HOW DO THESE CHANGES AFFECT ME?

                  These changes mean that we will likely not have to apply our proration procedures to the offers. If that is the case, we will be able to accept all of the Interests validly tendered by you.

IF I HAVE ALREADY TENDERED MY INTERESTS, DO I HAVE TO DO ANYTHING ABOUT THESE CHANGES?

                  No. You do not have to take any action in response to these changes. These changes should have no effect on any valid tender of your Interests that you have previously made to us.

IF I HAVEN'T TENDERED MY INTERESTS YET, CAN I STILL DO SO?

                  Yes. You can still exchange your Interests for our Preferred Shares by completing the Letter of Transmittal that was sent to you with the prospectus. If you need another copy of the Letter of Transmittal, you can get one by calling us at 1-800-255-7877 or by downloading one from our website at www.kruppfunds.com.

DID YOU EXPECT YOU WOULD BE MAKING THESE CHANGES WHEN YOU COMMENCED THE OFFERS?

                  Yes. We anticipated that we might make these changes, and described them in our prospectus.

ARE YOU MAKING ANY OTHER CHANGES TO THE OFFERS?

                  We are also extending the expiration date of our offers to April 2, 2003. Because we are changing the number of Interests in each mortgage fund that we are seeking in our offers, we are required to also extend the expiration date of our offers.

DO YOU EXPECT TO EXTEND THE EXPIRATION DATE OF THE OFFERS AGAIN?

                  No. We do not expect to further extend the expiration date (although unforeseen circumstances may require that we do so).

WHEN CAN I EXPECT TO RECEIVE A CONFIRMATION THAT THE TENDER OF MY INTERESTS HAS BEEN ACCEPTED BY YOU?

                  If we complete the offers, our transfer agent anticipates that it will begin mailing confirmations of acceptances shortly after completion. We currently expect mailing of these confirmations to begin on or about April 7, 2003.

WHEN DO YOU EXPECT THE PREFERRED SHARES TO BEGIN TRADING ON THE AMEX?

                  If we complete the offers as planned, we expect the Preferred Shares to begin trading on the AMEX on or about the second week of April 2003.

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

               INFORMATION ABOUT CHANGES BEING MADE TO THE OFFERS

                  We are offering to exchange up to 3,010,941 of our 9% Series A Cumulative Redeemable Preferred Stock as follows:


   0.1481 Preferred Share for each Interest     0.1120 Preferred Share for each Interest
   in GIT                                       in KIP

   0.2500 Preferred Share for each Interest     0.0420 Preferred Share for each Interest
   in GIT II                                    in KIP II

   0.0750 Preferred Share for each Interest     0.0717 Preferred Share for each Interest
   in KIM                                       in KIP III

                  This prospectus supplement contains important information about changes we are making to our offers. Please read this prospectus supplement carefully.

                  AMENDMENT OF PERCENTAGES SOUGHT. We have changed the number of Interests of each mortgage fund that we are seeking to exchange for our Preferred Shares. The new amounts are as follows:

o    Up to 4,708,974 Interests in GIT,          o    Up to 2,766,307 Interests in KIP,
     representing approximately 31% of               representing approximately 37% of the
     the Interests in that mortgage fund.            Interests in that mortgage fund.

o    Up to 5,742,802 Interests in GIT II,       o    Up to 3,370,614 Interests in KIP II,
     representing approximately 31% of               representing approximately 23% of the
     the Interests in that mortgage fund.            Interests in that mortgage fund.

o    Up to 3,501,460 Interests in KIM,          o    Up to 3,452,096 Interests in KIP III,
     representing approximately 23% of               representing approximately 27% of the
     the Interests in that mortgage fund.            Interests in that mortgage fund.

                  EXTENSION OF EXPIRATION DATE. The expiration date of our offers has been extended to 5:00 p.m., New York City time, on April 2, 2003, unless further extended. We will announce any further extension by press release no later than 9:00 a.m., New York City time, on the day following the previously scheduled expiration date. We currently do not expect to further extend the expiration date for our offers, although we reserve the right to do so. During this extension, all Interests previously tendered by you will remain subject to our offers, unless properly withdrawn by you in accordance with the procedures described in the prospectus.

                  TENDERS. As of the close of business on March 13, 2003, we had received the following tenders of Interests pursuant to the offers:


     3,841,766 Interests in GIT         2,401,791 Interests in KIP

     4,726,262 Interests in GIT II      2,990,570 Interests in KIP II

     2,971,587 Interests in KIM         2,871,897 Interests in KIP III


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

                  As of the close of business on March 13, 2003, sufficient Interests had been tendered so that more than 1,000,000 Preferred Shares would be issued in exchange for Interests, thereby satisfying, as of such date, the minimum tender condition referred to in the prospectus.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION. We and each of the mortgage funds are subject to the informational requirements of the Securities Exchange Act of 1934, and as such are required to file reports and other information with the SEC, including annual reports on Form 10-K which we and each of the mortgage funds are required to file not later than March 31, 2003. These reports will contain updated information from the information contained in the prospectus.

                  Reports and other information filed by us or the mortgage funds with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC, at that address, at prescribed rates. You may also access the above information electronically on the SEC's website, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

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         The date of this prospectus supplement no. 2 is March 14, 2003

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